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                                                                   EXHIBIT 10.17

                               [SEMCOENERGY LOGO]

                                   SHORT TERM
                                 INCENTIVE PLAN

                               EFFECTIVE 1/1/2005

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                               SEMCO ENERGY, INC.
                            SHORT-TERM INCENTIVE PLAN

The Compensation Committee is responsible for recommending the compensation for the top officers. The Board will be kept informed periodically about the work of the Compensation Committee in order to support its recommendations. The Board will rely on the Compensation Committee to manage the compensation process so that these matters can be handled routinely at the full Board meetings.

The Compensation Committee will meet separately to approve the incentive plan payouts and establish incentive plan goals. Separate meetings are also suggested to evaluate the performance of the executives.

Although not a member of the Compensation Committee, the CEO will attend Compensation Committee meetings in an advisory capacity. This structure allows the Committee to remain fully independent of management while at the same time receive input from management on the compensation program.

STRATEGY:

The incentive strategy of the Company is to benchmark peer group, industry, and certain labor market criteria as a component of total remuneration. The base compensation position is segmented at the 50th percentile of market consensus.

TARGET:

The target for the short-term Incentive Plan will be set and agreed to by the Compensation Committee with input from Management, and agreed to by Management and will be reviewed and approved by the Board.

INCENTIVE OPPORTUNITY LEVELS:

The trigger for the Short-Term Incentive Plan is the achievement of 95% of typical earnings targets with the maximum at 110%. Thresholds and Maximums may be adjusted for more non-typical measures. (Schedules A & B)

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The following table illustrates the incentive opportunity targets:

      THRESHOLD           TARGET              MAXIMUM
   GOAL    PAY-OUT    GOAL     PAY-OUT     GOAL    PAY-OUT
---------  -------  ---------  -------  ---------  -------
   95%       50%      100%       100%      110%      200%
of target           of target           of target

The following table delineates the incentive opportunity levels as a percentage of base salary for each group:

              GROUP                 THRESHOLD  TARGET  MAXIMUM
              -----                 ---------  ------  -------
President & CEO                       30.0%     60.0%   120.0%
SVP / COO & CFO                       20.0%     40.0%    80.0%
SVP & General Counsel                 17.5%     35.0%    70.0%
VP of HR & Deputy General Counsel     15.0%     30.0%    60.0%
VP & Controller                       12.5%     25.0%    50.0%
Divisional & Technical Executive
Employee Director                     10.0%     20.0%    40.0%
Manager                                2.0%      4.0%     8.0%
Supervisor                             1.0%      2.0%     4.0%
Eligible Professional Positions        1.0%      2.0%     4.0%
-    Engineers / Codes & Standards
-    Key Account & Marketing Reps
-    Safety & Risk Coordinators
-    Operations - Specialists,
     Analysts, & ROW

PERFORMANCE MEASUREMENT WEIGHTINGS:

The short-term incentive plan metrics are a combination of Objective Corporate results and Balanced Scorecard results as measured by the annual Performance Assessment. The following table delineates the performance measurement weightings:

                                   CORPORATE RESULTS    STRATEGIC RESULTS
              GROUP               (FINANCIAL TARGETS)  (BALANCED SCORECARD)
              -----               -------------------  --------------------
President & CEO                           70%                   30%
SVP / COO & CFO                           70%                   30%
SVP & General Counsel                     60%                   40%
VP & Deputy General Counsel               50%                   50%
VP & Controller                           40%                   60%
Divisional & Technical Executive
Employee Director                         30%                   70%

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
Manager                                   20%                   80%
Supervisor                                20%                   80%
Eligible Professional Positions           20%                   80%
- Engineers / Codes & Standards
- Key Account & Marketing Reps
- Safety & Risk Coordinators
- Operations - Specialists,
  Analysts, & ROW

SHORT-TERM PLAN PAYOUTS:

Payouts under the short-term incentive plan will be accrued on the books of the Company during the Plan year. Accrual must be escalated prior to or at year-end to accommodate above target performance. The performance level for Incentive Opportunity must reflect all of the appropriate accrued payout. The CEO shall submit to the Compensation Committee recommendations for payout under this Short Term Incentive Plan. The CEO may recommend the payout to be less than the formulas reflect considering the following factors: difficulty of objectives, unusual occurrences, windfalls, or other extenuating circumstances (pay-out recommendation may not be increased). Payouts will be reviewed by the Compensation Committee and the Board at their February Board meeting following the plan year and, if approved, will be paid no later than March 15th.

PARTICIPANTS:

Participation in the Plan shall be based on job title. Exceptions shall be approved by the Compensation Committee and the Board of Directors.

Employees who become qualified to participate part way through the Plan year will have their opportunity level prorated. Employees must be employed at the time of the Plan payout to be eligible except for the case of death, total disability or retirement which will be prorated based on the last day of active employment. Employees who voluntarily leave the Company prior to the incentive plan payout, or are released for cause are not eligible to receive any incentive under the plan.

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                                                                      Schedule A

SHORT-TERM INCENTIVE

If the annual earnings target is achieved, 100% of targeted bonus amount is awarded.

      EARNINGS ACHIEVEMENT IN RELATION TO PERCENTAGE OF TARGET BONUS AWARD

    % of         % of Target        % of        % of Target
   Target        Bonus Award       Target       Bonus Award
  Achieved       Recommended      Achieved      Recommended
  --------       -----------      --------      -----------
-0% = 100% of      100.0%      0% = 100% of       100.0%
    -.25%           97.5%           0.5%          105.0%
    -.50%           95.0%           1.0%          110.0%
    -.75%           92.5%           1.5%          115.0%
   -1.00%           90.0%           2.0%          120.0%
   -1.25%           87.5%           2.5%          125.0%
   -1.50%           85.0%           3.0%          130.0%
   -1.75%           82.5%           3.5%          135.0%
   -2.00%           80.0%           4.0%          140.0%
   -2.25%           77.5%           4.5%          145.0%
   -2.50%           75.0%           5.0%          150.0%
   -2.75%           72.5%           5.5%          155.0%
   -3.00%           70.0%           6.0%          160.0%
   -3.25%           67.5%           6.5%          165.0%
   -3.50%           65.0%           7.0%          170.0%
   -3.75%           62.5%           7.5%          175.0%
   -4.00%           60.0%           8.0%          180.0%
   -4.25%           57.5%           8.5%          185.0%
   -4.50%           55.0%           9.0%          190.0%
   -4.75%           52.5%           9.5%          195.0%
   -5.00%           50.0%          10.0%          200.0%

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                                                                      Schedule B

                           SHORT-TERM INCENTIVE AWARD
                              IN RELATION TO TARGET

[GRAPH]